                                                                   EXHIBIT 10.20

                             DATED 31 OCTOBER 1996
                             ---------------------




                          (1) BPC CATALOGUES LIMITED

                                    - and -

                       (2) VIKING OFFICE PRODUCTS, INC.






                            ----------------------

                                   EUROPEAN
                              PRINTING AGREEMENT

                            ----------------------

THIS AGREEMENT is dated 31 October, 1996.

BETWEEN:-

(1) BPC CATALOGUES LIMITED, an English company, whose registered office is at Park Street, Aylesbury, Buckinghamshire HP20 1LB, England (the "Printer"); and

(2) VIKING OFFICE PRODUCTS, INC. a California Corporation, having an office at 879 West 190th Street, Los Angeles, CA 90061, USA (the "Publisher").

WHEREAS the Printer and the Publisher wish to enter into an agreement for the printing by the Printer of certain quantities of the Viking Office Products European Catalogues Program on the terms and conditions hereinafter set forth.

IT IS HEREBY AGREED as follows:-

1.   DEFINITIONS
     -----------

1.1 In this agreement the following words and expressions shall have the following meanings unless the context otherwise requires:-

     "Affiliate"        shall mean in respect of any party a company which is a
                        Subsidiary or Holding Company of such party or a Subsidiary of such Holding Company;

     "Catalog"          shall mean the catalogs that the Publisher or any of its
                        Affiliates may from time to time publish (including without limitation all catalogs falling within the specific catalog types A, E, F, G, H, K, M, N, P, R, V,
                        W, X, Y);

     "Catalog Program"  shall mean the Publisher's and its Affiliates' entire program for the publishing of Catalogs;

     "Drop Dates"            shall mean the dates in the Production Schedule on
                             which it is intended that the Catalogs in question will be ready for mailing or pick up;

     "film" the film to be supplied by the Publisher to the Printer, all such film to be in the form of single page film or such digital data form as is agreed between the parties from time to time;

     "Forecast Schedule"     shall mean the forecast to be provided by the
                             Publisher from time to time pursuant to Clause 2.2;

     "Prepress Service"      shall mean the provision of basic pre-press
                             services, equipment, utilities, labor, supervision and production materials for the production of film origination and supply of proofing of that origination including without limitation the supply of film;

     "Prices" shall mean in respect of each of the countries comprised within the Territory as appropriate, the prices to be charged to the Publisher for the Work as set forth in the Price Matrix or as may be varied in accordance with Clause 5 or as otherwise agreed between the parties;

     "Price Matrix"          shall mean the price matrix approved by the Printer
                             and the Publisher in writing from time to time setting out the Prices;

     "Production Schedule"   shall mean the schedule for the production of the
                             Work to be agreed from time to time in the course of this agreement in accordance with Clause 3;

     "Quarter"               shall mean as the context requires the three month
                             period commencing on either 1st January, 1st April, 1st July or 1st October;

     "Retail Prices Index"   shall mean the index entitled "Retail Prices
                             Index - All Items" prepared by the Central
                             Statistical Office and published by the Department of Employment or, if that index is no longer published, the nearest equivalent statistical index agreed upon by the parties or failing such agreement selected by an expert agreed by the parties or in the event of a failure to agree chosen by the President for the time being of the Institute of Chartered Accountants in England and
                             Wales;

     "Subsidiary" and        shall have the meanings ascribed to them in Section
     "Holding Company"       736 Companies Act 1985 (as amended);

     "Territory"             shall mean the countries listed in Schedule A
                             hereto;

     "Work" shall mean the provision of all labor, supervision, equipment, utilities, facilities and production materials for cylinder or plate making, press work, binding, packing, loading and all other work necessary to complete the printing manufacture and the preparation for delivery of the Catalogs including without prejudice to that generality placing the Catalogs into plastic envelopes suitable for marking and attaching labels bearing addressees' names and addresses to such envelopes;

2.   QUANTITIES
     ----------

2.1 Subject to sub-clause 2.4 below, the Printer agrees to print and the Publisher agrees to purchase and to procure that its Affiliates shall purchase from the Printer during the term of this Agreement the Publisher's and its Affiliates entire printer requirements for the Catalog Program in the Territory in accordance with the terms of this Agreement.

2.2 In order to assist the Printer in providing for the Publisher's requirements, the Publisher shall on the 1st of August of each year of this Agreement submit a forecast in respect of the twelve month period commencing on the immediately following 1st January such forecast in each case to show the publishers and its Affiliates' total requirements hereunder, including, without limitation, in respect of each country comprised in the Territory and for each type of Catalog, the number of copies and pages, for each issue to be published in the relevant twelve
     (12) month period and the Drop Date (as referred to in the Production Schedule) when the Printer is required to have completed the work in respect of that issue. All film to be supplied by the Publisher shall be provided in accordance with the terms of this Agreement in good time so as to enable the Printer to comply with the Forecast Schedule in accordance with the time for performance set out in the Production Schedule and so that the Printer shall be required to perform its obligations any faster than provided for in the Production Schedule. The Publisher shall not in any way be limited by nor obligated to the requirements shown on such forecast.

2.3 Subject to Clause 2.4 below any variation from total quantities ordered are the responsibility of the Printer. The Publisher reserves the right to purchase overrun copies up to 1% of the print order at the invoiced price per thousand copies.

2.4 In the event that any of the Publisher's printing requirements for the Catalog Program cannot be met by the Printer, the Printer shall so inform the Publisher and shall use its reasonable endeavours to assist the Publisher to place the work with a suitable alternative.

3.   THE WORK
     --------

3.1 Subject to the provisions of this agreement, the Printer shall perform, or procure the performance of, in a good and workmanlike manner, the Work at the Printers' facilities at East Kilbride and Bristol or at any other facilities of the Printer or its Affiliates (at no additional manufacturing cost to Publisher) or, with the Publisher's prior written consent (such consent not to be unreasonably withheld), a third party in accordance with the Forecast Schedule and the Production Schedule.

3.2 The Publisher will be responsible for the Prepress Service for the Catalogs.

3.3 The Publisher and Printer shall use their best efforts to agree on Production Schedules at least two months prior to the date on which the Production Schedule is due to come into force.

3.4 If overtime is required to meet any Drop Date due to the Publisher's failure to comply with Production Schedules or any change to the Forecast Schedule (and notwithstanding the last sentence of Clause 2.2), the Printer will use its reasonable efforts to make any necessary overtime available and will charge for such overtime at negotiated and mutually agreed upon rates. If overtime is required due to the Printer's internal scheduling problems arising after a Production Schedule is agreed upon and is not due to Publisher's failure to comply with the Production Schedule or any change to the Forecast Schedule, overtime charges will not be made. No chargeable overtime will be worked without Publisher's prior approval, and in the absence of such approval, delivery of the Work will be made as soon as practicable, consistent with the Printer's then available capacity.

3.5 The Publisher shall provide the Printer with all films in accordance with the requirements of Clause 2.2, such films to be of a good quality and so as to enable the Printer to carry out its obligations hereunder. The Publisher shall also provide the Printer with all such other assistance and co-operation as is reasonably required by the Printer in order to carry out its obligations hereunder.

4.   WARRANTY
     --------

4.1 Printer shall perform the Work in a good and workmanlike manner and in accordance with the Forecast Schedule and the Production Schedule. The Production Schedule will be updated by agreement of both parties on or before 1st August of each year during the term of this Agreement.

4.2 In the event that Publisher submits materials in accordance with the Forecast Schedule, and subject to Clause 2.2 above Printer is unable to meet the Drop Dates of the Publisher, Printer shall place said work at no additional cost to the Publisher with a qualified mutually agreeable resource (whether the Printer or a third party) to effect and meet the Drop Dates in question.

4.3 If the Printer fails to meet Drop Dates, the Printer and the Publisher shall endeavour to arrive at a mutually satisfactory arrangement to compensate the Publisher for loss. Should the parties fail to arrive at a mutually satisfactory settlement, parties will submit the dispute to Binding Arbitration in the City of London, England before a single Arbitrator in accordance with the rules and procedures of the Governing Arbitration Association. Arbitration in London shall be the sole forum for the resolution of such dispute, and the decision of such Arbitrator shall be final and not subject to appeal by either party.

4.4 Any change requested by Publisher in the Production Schedule or Forecast Schedule shall require, in each case, the prior consent of Printer. Printer shall use its reasonable efforts to accommodate such request but may decline to do so if, i) such changes are not feasible or practical because of limitations of labour or equipment, ii) the equipment being utilized by Printer for the Work is unable to accommodate such change, or iii) Publisher and Printer fail to agree on such adjustment of Prices as is necessary to reflect any resulting increases in unit cost.

4.5 This is a performance-based Agreement. If either party, Printer or Publisher, fails to fulfil its respective obligations under the terms of this Agreement, the other party shall have the right to terminate this Agreement, pursuant and subject to the following provisions: Written notice must be submitted to the party in default specifying in detail the failure or failures that the claiming party claims. If such failures are not fully corrected within ninety (90) days of the date of such notice to the reasonable satisfaction of the party giving such notice, such party shall have the right to terminate this Agreement, by giving written notice to that effect, in which case this Agreement will terminate thirty (30) days after the date of the termination notice, without prejudice to any claims or rights of the non-defaulting party under this Agreement.

5.  PRICES, PRICE ADJUSTMENTS AND TERMS OF PAYMENTS
    ----------------------------------------------

5.1 The Publisher shall pay the Printer the Prices for the Work for duration of this Agreement in accordance with this Clause 5. The Prices in the initial Price Matrix will be based on the cost of materials furnished by the Printer, scales of wage rates and other terms of employment and overheads of the Printer in effect on 1 January 1996 and thereafter.

5.2 Prices shall be adjusted on or about 1st January of each year during term of this agreement by the change in the Retail Prices Index over the relevant period subject to a cap of 3% to reflect manufacturing costs (defined as labor and variable overheads) which currently constitute 70% of total manufacturing costs. The first of such adjustments shall take place on 1st January 1998.

5.3 The components of the Prices for ink and other materials shall be adjusted from time to time by adding thereto or subtracting therefrom the actual percentage increase or decrease to the Printer for such materials since the prior escalation.

5.4 Prices adjusted in accordance with this Clause 5 shall become effective in relation to the Work performed for any Drop Date following the date of delivery to the Publisher of the revised Price Matrix referred to in Clause 5.5, irrespective of the date of billing.

5.5 The Printer shall furnish the Publisher with a revised Price Matrix as soon as practicable after each such increase or decrease, together with a detailed breakdown of all such adjustment in Prices. Such revised Price Matrix shall be the basis for subsequent price adjustments.

5.6 Upon the reasonable request by the Publisher within six (6) months of notice of a price change, the Printer shall furnish the Publisher with documentary proof, including invoices, bills and statements, reasonably supporting the price adjustments provided for in this Agreement. The Publisher shall also be entitled to receive, provided the Publisher so requests in writing and pays for, a signed opinion by the Printer's then independent certified public accountants (which accountants shall be permitted to examine invoices, statements and other such documents of the Printer that show costs of materials and all costs which are relevant to determining price adjustments hereunder) to the effect that they have examined such records of the Printer and that the adjustments in Prices result from actual changes in costs and have been computed correctly and in accordance with the terms of this agreement. If any price adjustment or amount payable to the Printer was incorrectly or improperly determined, the price or amount in question shall be properly recomputed and appropriate adjustments shall promptly be made.

5.7 The Publisher shall pay the Printer for the Work in pounds sterling, net cash, due within 40 days from the date of receipt of invoices for Work. Publisher shall pay interest at 1% per annum above the bank base rate of Lloyds Bank PLC calculated on a day to day basis on any invoice amount outstanding after the due date, except for amounts disputed in good faith by Publisher as provided below. In the event the Publisher shall reasonably dispute any amount of any invoice, the Publisher shall notify the Printer in writing of the dispute, specifying in detail the basis for disputing the invoice, and the amount in dispute and pay to the Printer that portion of the invoice not in dispute in accordance with the foregoing. The parties shall use their reasonable efforts to resolve any such disputes as promptly as possible.

5.8 All copies of the Catalogs shall be shipped FOB Printer's dock. The costs of all freight will be prepaid and billed directly to the Publisher by the Printer at the rate set out in the Price Matrix.

5.9 The Prices are exclusive of any value added tax or other similar tax, levy or imposts which shall, if applicable, be payable in addition on the rendering by the Printer of the appropriate invoice.

5.10 Unless otherwise specified, the Prices do not cover storage of materials (other than paper), work-in-progress or finished goods held or conducted beyond the Production Schedule span. If the Publisher delays completion of the Work or postpones delivery of finished goods beyond the date specified in the Production Schedule, or if the Publisher's furnished materials arrive prior to the dates specified in the Forecast Schedule, storage will be charged at the prevailing rates for the period that the finished goods, work-in-progress or furnished materials remain in the Printer's possession.

5.11 The Prices do not include the costs of correcting mistakes or making changes to prepared film, which the Printer shall carry out if feasible and if requested for a mutually agreed fee.

6.    PAPER SUPPLY
      ------------

6.1 The Prices do not include the price of any paper furnished by the Printer or the Publisher for the Work.

6.2 The Printer agrees to act as paper merchant on behalf of the Publisher in accordance with the paper supply procedures set out in Schedule B.

6.3 The Printer agrees to supply paper if requested by the Publisher in writing at such price as may be agreed between the parties at the time of such request two months' prior to the beginning of the Quarter in which the scheduled print date falls (as set out in the Forecast Schedule).

6.4 If the Publisher does not request the Printer to supply paper in accordance with Clause 6.2, or if following any such request the parties are unable to agree upon the price at which such paper is to be supplied, the Publisher agrees to furnish sufficient paper for the Work (including a 10% buffer stock to accommodate unforeseen printing problems) in accordance with the specification and conditions as agreed upon between Printer and Publisher in writing from time to time at least seven days before the scheduled print date (as set out in the Forecast Schedule). If an identifiable substandard and/or defective paper roll or series of rolls is received by the Printer which affects runnability or printability, the Printer will provide prompt notification to the Publisher by telephone upon discovery of such substandard or defective condition, confirming such notification to the Publisher in writing within three (3) business days. If after such telephone notification, the Printer is required by the Publisher to use said paper to perform the relevant Work and incurs extra cost as a result thereof, said cost will be charged to and paid by the Publisher.

6.5 The Publisher agrees to pay a paper handling charge of 0.88 (Pounds) per cwt of paper handled by the Printer under this Agreement (whether supplied by the Printer or the Publisher) in accordance with the payment terms set out in Clause 5.7.

6.6 The Printer agrees to store paper free of charge for a period of 90 days. Thereafter, the Publisher agrees to pay the Printer (in accordance with Clause 5.7) 4.84 (Pounds) per month or part thereof per tonne of paper stored.

6.7 Upon completion of the production of each job, the Printer shall furnish the Publisher with an inventory report documenting paper used in the production of that job. The Printer shall conduct a semi-annual inventory confirmation and reconciliation of all paper consumed after the production of six months of jobs. Should the paper consumed during the accounting period exceed the allowances as agreed between the Printer and Publisher in writing from time to time per paper stock type, the Printer shall compensate the Publisher for the paper overconsumed by replenishing that particular stock inventory pound for pound of paper overconsumed. Should the amount of paper consumed during this accounting period be less that allowed as agreed between the Printer and the Publisher in writing from time to time, the Publisher shall share with the Printer 50% of the savings which shall be based upon the pounds of paper per grade and weight during the accounting period. This final settlement shall be based upon the sum total of over and/or underconsumption per paper grade. Manufacturing waste will be the property of the Printer.

6.8 If there is a paper stock deficit due, inter alia, to increased paginations or print quantities or paper fault problems, the Printer shall use its reasonable endeavours to replace such stock with the nearest suitable alternative. The Publisher shall pay for the replacement stock at cost to the Printer of such replacement stock.

6.9 Should the Publisher propose the use of grades of paper different from those agreed upon between the Printer and Publisher in writing from time to time, then such paper will be subject to a trial procedure to be determined by the Printer. This trial procedure must be completed to the satisfaction of the Printer before the Publisher may request the inclusion of such paper in any Work.

7.   EQUIPMENT AND TECHNOLOGY
     ------------------------

7.1 The Publisher may from time to time request the Printer in writing to install new equipment or modify its existing equipment either (i) to take into account technological changes and changes in the practices of the catalog printing industry or (ii) to print copies of the Catalogs other than by the roto or web offset processes. The Publisher, at the time of these requests, must provide the Printer with a preliminary forecast of the volume affected by this new investment(s) including efforts, quantities, and a projected time frame for implementation. As soon as practicable after such request, the Printer shall notify the Publisher in writing whether or not the requested addition or modification is technologically possible, practical and whether or not such change can be effected. If the Printer determines that such changes are feasible, the parties shall thereafter negotiate in good faith the adjustment of the Prices necessary to reflect any change in cost or any resulting savings which will be realized in the Work as a result of such change and to enable Printer to recover the cost of all capital expenditures necessary for such addition or modification. If the Printer and the Publisher cannot agree on the requested modifications or additions to equipment/and or pricing adjustments for the same and/or volume and timing commitments for the same, the requested modifications shall not be implemented. The Printers determination that such changes are not feasible will not constitute a breach of this Agreement.

7.2 The Parties have separately agreed in writing upon certain capital investments to be made by the Printer.

8.  TERM AND TERMINATION
    --------------------

8.1 The term of this agreement shall commence on 1st January 1997 and end upon the completion of the Work for the first Drop Date following 31st December 2001.

8.2 The Printer and the Publisher reserve the right to check prevailing market pricing in 1999. Unless otherwise agreed in writing by the parties, this check will be performed via the solicitation of manufacturing proposals for the entire Catalog Program from no less than three mutually agreed upon vendors. Should either party identify significant differences between the average of these solicited proposals and the Prices, both parties agree to make appropriate and mutually agreed upon adjustments to the Prices to be effective from 1st January 2000. If the parties hereto fail to reach agreement within ninety (90) days of submission of the results of the market pricing check referred to above by either party to the other, the issue shall be submitted to arbitration, the rules and procedures of which shall be mutually agreed upon by the parties.

8.3 Publisher may terminate this agreement upon the permanent discontinuance in good faith of the Catalog Program (in all the Territory) without publication of successor or similar catalogs, whether named Viking or not. Publisher shall notify Printer at least twelve (12) months in advance of the effective date of such discontinuance. The publication of a nominal number of copies for the sole purpose of protecting a trademark shall not be deemed a continuation of publication.

8.4 Upon termination of this agreement for whatever cause, all unpaid sums for any of the Work done or in process as of the date of termination, whether or not invoiced at that date, shall become immediately due and payable. In the event of termination pursuant to Paragraph 8.3 above, the Publisher shall also reimburse the Printer for costs related to work in progress which it cannot reasonably avoid.

8.5 Termination of this agreement for whatever cause shall not affect any rights of either party which have accrued due up to the date of such termination.

9.   FORCE MAJEURE
     -------------

9.1 If either party is unable to perform hereunder because of war, fire, strikes, labor strife or slowdown, civil commotion, freight embargoes, material shortages, floods, or other acts of God, action of any governmental authority (including, without limitation, priorities or restrictions effected pursuant to the provisions of emergency legislation by any governmental authority) or any other causes of like or unlike nature beyond its reasonable control, the party so unable to perform shall give prompt notice thereof and shall thereby be excused from such performance during the continuation of such period of inability, provided, however, that the Publisher shall accept and pay for all copies of the Catalogs that have been printed for it before its written notice to the Printer of any such inability to perform. If such interruption shall continue for a period of two (2) months or more, either party shall have the right to terminate this agreement at the expiration of said period by giving the other party thirty (30) days advance notice thereof.

9.2 If the Printer notifies the Publisher in writing that it is unable to secure one or more of the materials necessary for production of the Catalogs required hereunder to be furnished by the Printer, the Publisher may, at its option, purchase such materials and furnish them to the Printer until such inability ceases. In such case, the Publisher shall be granted an allowance equal to the cost of the materials supplied.

10.  INDEMNITY
     ---------

10.1 Publisher shall indemnify and hold Printer harmless from and against any and all claims for libel, infringement of any intellectual property rights including without prejudice to that generality copyright and rights in the nature of copyright, plagiarism, unauthorized additions, omissions, or modifications, and any other claims that any rights have been infringed by the literary or art work included in the Catalogs; provided that such claims are based upon matters which were contained in the copy furnished to Printer by Publisher and are not based on any unauthorized deletions, modifications or additions to such copy by Printer.

10.2 Printer shall promptly notify Publisher of any and all claims referred to in Clause 10.1 above in writing, and shall afford Publisher an opportunity to defend the same for and on behalf of Printer. Publisher shall pay the cost of such defense, whether it shall be conducted by Publisher or by Printer at Publisher's request, provided that notice of suit and opportunity to defend shall have been given as aforesaid. If Publisher elects to defend such suit, Printer may participate in such defense at its own expense.

10.3 Printer similarly shall indemnify and hold Publisher harmless from and against all claims or suits for libel, infringement of any third party intellectual property rights including without prejudice to that generality copyright and rights in the nature of copyright, plagiarism, unauthorized additions, omissions or modifications, and any other claims that any such rights have been infringed as aforesaid, because of the failure by the Printer or any of its employees accurately to reproduce the copy, art work and illustrations furnished by Publisher subject to terms set out in Clause
     10.2 above which shall apply mutatis mutandis.

11.  CREDIT REVIEW
     -------------

     Should there be substantial adverse change in Publisher's credit standing or in the event that Publisher does not comply with the payment provisions hereunder, Printer shall have the right to change terms of payment and its obligation to perform further work will be subject to reaching mutual agreement on such revised terms.

12.  INSOLVENCY
     ----------

     Either party may terminate this agreement by notice in writing to the other if the other party is unable to pay its debts as they ordinarily become due or enters into compulsory or voluntary liquidation or bankruptcy (other than for the purpose of effecting a solvent reconstruction or amalgamation in such a manner that the company resulting from such solvent reconstruction or amalgamation if a different legal entity shall agree to be bound by and assume the obligations of the relevant party under this agreement) or compounds with or convenes a meeting of its creditors or has a receiver, manager, trustee, liquidator, administrative receiver or administrator appointed over its assets or if it ceases for any reason to carry on business or takes or suffers any similar action which in the reasonable opinion of the party giving notice means that the other may be unable to pay its debts.

13.  INSURANCE
     ---------

     The Printer shall carry, at its expense, fire, sprinkler leakage and extended coverage insurance, subject to the usual exclusions, limitations and conditions of such policies, for the Catalogs, all work in progress and paper supplied by the Printer or the Publisher under this agreement while in the Printer's facilities, excluding the value of any materials furnished by the Publisher (other than paper), and on all materials furnished by the Printer (other than paper), to the earlier of the date of shipping or date of invoicing. The Publisher shall carry such insurance as it deems desirable on furnished positives, copy and other materials furnished by it (other than paper), whether or not in process or completed, including the balance of work performed in creating or producing such furnished items and, as to the value of the Printer's work or materials furnished to the Printer, on production completed which has been finally invoiced but not shipped. To the extent that the Publisher carries such insurance, the Publisher shall provide a waiver of subrogation in the Printer's favour on materials furnished by the Publisher.

14.  LIMITATION OF LIABILITY
     -----------------------

14.1 The following provisions set out the Printer's entire liability to the Publisher in respect of (a) any breach of its contractual obligations arising under this contract; and (b) any representation, statement or tortious act or omission including negligence arising under or in connection with this contract (hereafter an "Event of Default"). Subject to

      Clause 15.4, the Printer shall only be liable to the Publisher in respect of any Event of Default for loss (including loss or damage suffered by the Publisher as a result of an action brought by a third party) where the Publisher, first, (i) has served written notice of the Event of Default upon the Printer within six (6) months of the date upon which the same has occurred, and (ii) has afforded the Printer sixty (60) days to remedy such Event of Default.

14.2 In the event Work is defective or delayed due to Printer's fault, Printer shall not be liable for any special, indirect or consequential damages, including, but not limited to, loss of advertising, circulation, profits, income or revenue.

14.3 Save as expressly contained herein, all warranties, conditions or representations, express or implied, statutory or otherwise are hereby expressly excluded.

14.4 Nothing in this agreement shall affect either party's liability to the other for death or personal injury resulting from its own or that of its employees' agents' or sub-contractors' negligence.

15.   SALE OF PUBLICATION
      -------------------

15.1 If Publisher proposes to sell the whole or any part of the Catalog Program, or to sell all or any of its Affiliates (or the business and assets of any such Affiliates), (or any agreement is entered into by any of its Affiliates for the sale of all or any of its Affiliates (or the business and assets of any such Affiliates) or if the Publisher proposes to dispose of its business and assets or any part thereof, the Publisher shall use its best efforts to notify and advise Printer in advance of any such sale giving Printer details of the name or any prospective purchaser, and the proposed date of any sale. Publisher shall keep Printer fully advised of the progress of any such proposed sale and Printer shall keep such information confidential. Publisher shall, in any event, procure that, concurrently with the consummation of any such sale, the purchaser shall enter into an agreement with Printer, in terms substantially the same as those set out in this Agreement such terms to be satisfactory to both Printer and Publisher, pursuant to which such purchaser shall agree to purchase its entire printing requirements for any catalogs to be published by such purchaser and which catalogs prior to any such sale would have formed part of the Catalog Program and so that such purchaser shall assume all of Publishers obligations hereunder.

15.2 If Printer shall not consent to the assignment by Publisher to such prospective purchaser or if terms satisfactory to Printer in accordance with Clause 15.1 cannot be established, this agreement shall at the option of the Printer terminate upon the first to occur of the following events:

      (a) the consummation of any such sale as is referred to in Clause 15.1, or

      (b) the expiration of 180 days after Printer advises Publisher that Printer will not consent to the proposed assignment or that satisfactory terms cannot be agreed, unless within such 180 day period the Publisher notifies the Printer that the Publisher does not propose to consummate such sale.

16.   LIEN ON PROPERTY
      ----------------

      As security for payments of any sum due or to become due Printer under the terms of this agreement, Printer shall have the right, if necessary, to retain possession of and shall have a particular as well as a general lien on all property owned by Publisher and in Printer's possession, and all work in progress and undelivered Work.

17.   REPRESENTATIVES
      ---------------

17.1 Publisher may at any time designate a production representative to visit Printer's plant to observe, monitor and review quality, production, scheduling, delivery, paper, and other matters related to performance under this agreement. Printer shall cooperate with and afford such employee reasonable access to its premises and personnel to facilitate performance of such functions.

17.2 The Printer shall pay transport costs (by business class or equivalent standard) and accommodation for one of the Publisher's representatives to visit the Printer's manufacturing facilities on up to six (6) visits per calendar year.

18. ASSIGNMENT
    ----------

    This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Publishers may not without the written consent of the Printer assign this agreement to any party other than a party who has acquired or is acquiring the Catalog Program (subject to Clause 15 above). No assignment of this agreement shall be made by either party to anyone other than an Affiliate without consent of the other party, which consent shall not be unreasonably withheld. In determining reasonableness as provided above, the relevant factors shall be the financial strength and the reputation of the assignee and the assignee's ability to comply with the provisions and obligations of this agreement. The assignees shall in each case assume in writing all of the obligations of the assignor.

19. GOVERNING LAW
    -------------

    This agreement shall be governed by and construed in accordance with the laws of England and Wales applicable to contracts made and to be performed therein, and each party hereto submits to the exclusive jurisdiction of the Supreme Court of England and Wales.

20. NOTICES
    -------
    All notices, claims, requests, demands, invoices and other communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or transmitted by telecopier as follows:-

       (a) If to Publisher:-

           Attention:                Rex Ciavola
           Telecopy Number:          310-329-5017
           With a copy to:           Mark Muir

       (b) If to Printer:-

           Attention:                J. Mellon
           Telecopy Number:          013552 848376

           with a copy to

           Clive Bridges
           The British Printing Company Limited
           Park Street
           Aylesbury
           Buckinghamshire
           HP20 1LB

           Telecopy number: 01296 330162

21.   ACCEPTANCE
      ----------

      This agreement, and any supplement, modification or amendment thereto, shall not be valid or become effective unless signed by a duly authorized officer of Printer.


22.   ENTIRE AGREEMENT
      ----------------

      This agreement, the Price Matrix and the other Schedules and documents referred to herein contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, memoranda, agreements and understandings. This agreement cannot be changed or terminated orally.

23.   CONFIDENTIALITY
      ---------------

23.1 Each party shall during the full term of this agreement and thereafter keep secret and confidential all information disclosed to it by the other party or otherwise belonging to the other party (and shall procure that its agents and/or employees are similarly bound) and shall not disclose the same to any person save to the extent necessary to the proper performance of its obligation in accordance with the terms of this agreement and save as expressly authorized in writing to be disclosed by the other party. For the avoidance of doubt and without prejudice to the foregoing, the terms and conditions of this Agreement and all production information relating to the Catalog Program is confidential information.

23.2 The obligation of confidentiality contained in Clause 23.1 shall not apply or (as the case may be) shall cease to apply to information which:

     (a) at the time of its disclosure by the disclosing party is already in the public domain or which subsequently enters the public domain other than by breach of the terms of this agreement by the receiving party;

     (b) is already known to the receiving party (as evidenced by written records) at the time of its disclosure by the disclosing party and was not otherwise acquired by the receiving party from the disclosing party under any obligations of confidence;

     (c) is at any time after the date of this agreement acquired by the receiving party from a third party having the right to disclose the same to the receiving party without breach of obligation owed by that third party to the disclosing party; or

     (d) is required to be disclosed by applicable law or order of a court of competent jurisdiction or government department or agency, provided that prior to such disclosure the receiving party shall advise the disclosing party of the proposed form of the disclosure.

24.  WAIVER
     ------

    The failure of a party to insist in any one or more instances upon the performance of any provisions of this agreement shall not be construed as a waiver or relinquishment of that party's rights to future performance of such provision and the other party's obligation in respect of such future performance shall continue in full force and effect.

25.  SEVERABILITY
     ------------

25.1 If Clause 2.1 of this agreement becomes void or unenforceable as a result of any decision, opinion or finding of any court or regulatory body of competent jurisdiction, each of the Printer and the Publisher shall at their sole discretion have the option to terminate by notice in writing to the other.

25.2 Insofar as any part or provision of this agreement other than Clause 2.1 is or becomes void or unenforceable it shall be deemed not to be or never to have been or formed a part of this agreement and the remaining provisions of this agreement shall continue in full force and effect. The parties shall meet to discuss the void or unenforceable provisions and shall negotiate in good faith to substitute therefor a lawful and enforceable provision which so far as possible results in the same economic effects.

26.  NO JOINT VENTURE OR PARTNERSHIP
     -------------------------------

     Nothing in this agreement shall create a partnership or joint venture between the parties hereto and save as expressly provided in this agreement neither party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party hereto.

27.  EXECUTION
     ---------

     Each party warrants to the other party hereto that the signatories hereto for and on behalf of that party are authorized and fully empowered to execute this agreement on that party's behalf.

IN WITNESS WHEREOF the parties have caused this agreement to be executed as of the day and year first above written.

                                  SCHEDULE A
                                  ----------

                                 THE TERRITORY
                                 -------------

United Kingdom
Belgium
France
Netherlands
Ireland
Luxembourg
Denmark
Finland
Norway
Sweden
Germany
Italy
Austria
Czech Republic
Switzerland
Poland
Hungary
Spain

                                  SCHEDULE B
                                  ----------

                            PAPER SUPPLY PROCEDURES
                            -----------------------

1. CONTROL PROCEDURES
   ------------------

   All deliveries to the Printer will be arranged via a representative of the Printer as notified by the Printer to the Publisher in writing from time to time (the "Printer's Representative") who will discuss and agree tonnage's, reel sizes, delivery requirements and designate which Printer's plant will receive the stock.

   The Printer will communicate directly with merchants and/or mills to ensure timely delivery and will keep the Publisher informed of any possible problems.

   Upon receipt of stock the Printer will verify safe delivery or document faulty reels. Tonnages received will be noted and cross checked against supplier consignment note.

   A weekly paper statement, split out grade by grade, will be published to provide the Publisher with sufficient detail to track stock receipts.

   Paper usage will be documented on the catalog first invoice, this usage will show contractual requirements. Actual consumption will then be provided upon completion of the said catalogue.

   A paper inventory will be kept as a running total grade by grade to accommodate stock surpluses and to show stock deficits produced by over-under consumption. The deficits/surpluses could come from genuine over/under consumption or through changes to the forecasted paginations or quantities.

2. COMMUNICATION
   -------------

   All communications relating to the supply of paper shall be handled by the Printer's Representative from the Printer's premises in East Kilbridge.

   Calculations for expected stock usage and timings for stock deliveries will be presented on the Last Date of Change Form and Paper Order Verification Form.

   The Printer's Representative will handle all documentation and communications necessary to ensure all the Printer's Plants are kept fully informed of paper receipts, quantities and print dates.

for and on behalf of

Viking Office Products Inc.

Mr. Irwin Helford   /s/ Irwin Helford   Date 31 October 1996
Mr. Mark Muir       /s/ Mark Muir       Date 31 October 1996
Mr. Rex Ciavola     /s/ Rex Ciavola     Date 31 October 1996

for and on behalf of

BPC Catalogues Limited

Mr. Chris Bramley   /s/ Chris Bramley   Date 31 October 1996
Mr. Jim Mellon      /s/ Jim Mellon      Date 31 October 1996